UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2011

Umami Sustainable Seafood Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52401	98-0636182
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

405 Lexington Avenue
26th Floor, Suite 2640
New York, NY 10174
(Address of principal executive offices) (zip code)

212-907-6492
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 21, 2011, Kali Tuna, a wholly owned subsidiary of Umami Sustainable Seafood, Inc. (the “Company”), signed loan documents related to a working capital loan totaling approximately $15.4 million with Erste & Steiermaerkische bank d.d.  Kali Tuna may begin drawing down the loan in early July 2011.  The funds are available for working capital needs of Kali Tuna and require that matching funds be provided by the Company or pursuant to sales proceeds for each dollar borrowed.  The loan bears interest at a fixed rate of 2.8% per annum for 40% of the loan and a floating rate which is based on treasury notes of the Ministry of Finance of the Republic of Croatia plus 3% for the remaining 60%.  The effective combined rate is currently approximately 5% per year.  The loan is due no later than December 31, 2014.  The loan is secured by live Bluefin tuna owned by Kali Tuna.  The agreement includes events of default primarily related to Kali Tuna’s ability to meet its financial obligations as they come due including those related to the note.  Interest is paid quarterly.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UMAMI SUSTAINABLE SEAFOOD INC.

June 27, 2011	By:	/s/ Daniel G. Zang
Chief Financial Officer